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                                                                      EXHIBIT 23



INDEPENDENT AUDITOR'S CONSENT

We consent to the incorporation by reference in the Registration Statement Nos. 033-60809 and 333-61379 on Form S-3 and Registration Statement Nos. 033-61073, 033-61075, 333-27967 and 333-42648 on Form S-8 of Commercial Metals Company of our report dated November 22, 2002 (October 29, 2003 as to the effects of the restatement discussed in the last paragraph of Note 14), (which expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement described in Note 14) appearing in the Annual Report on Form 10-K/A of Commercial Metals Company for the year ended August 31, 2002.




/s/ DELOITTE & TOUCHE LLP

Dallas, Texas
November 22, 2002 (October 29, 2003 as
to the effects of the restatement discussed in the last paragraph of Note 14)